State of Delaware
Secretary of State
Division of Corporations
Delivered 11:30 AM 03/17/2009
FILED 11:30 AM 03/17/2009
SRV 090276902 - 4666150 FILE

CERTIFICATE OF FORMATION
OF
ERA AERÓLEO LLC

The undersigned, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, hereby certifies that:

1. **Name**. The name of the limited liability company is Era Aeróleo LLC.

2. **Registered Office and Agent**. The address of the limited liability company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of March 16, 2009.

James H. Levine

James H. Levine, Organizer